Exhibit 10.2

$5,000,000

REVOLVING CREDIT AGREEMENT

Between

Alliance Holdings GP, L.P.,

as Borrower

and

C-Holdings, LLC,

as Lender

Dated as of May 15, 2006

i

ii

REVOLVING CREDIT AGREEMENT

This REVOLVING CREDIT AGREEMENT, dated as of May 15, 2006 (the “Agreement”), is between ALLIANCE HOLDINGS GP, L.P., a Delaware limited partnership (the “Borrower”), and C-HOLDINGS, LLC, a Delaware limited liability company (the “Lender”).

WITNESSETH:

WHEREAS, the Borrower desires to obtain a revolving credit facility from the Lender in an amount of up to $5,000,000, and the Lender desires to make available to the Borrower such revolving credit facility, in each case upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the Borrower and the Lender hereby agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS; AMENDMENT AND RESTATEMENT

Section 1.1 Definitions. As used in this Agreement, and unless the context requires a different meaning, the following terms shall have the meanings indicated (such meanings to be, when appropriate, equally applicable to both the singular and plural forms of the terms defined):

“Agreement” has the meaning specified in the preamble hereof.

“Bankruptcy Code” shall mean Title 11 of the United States Code or any similar or successor federal law for the relief of debtors, as the same may be amended from time to time.

“Borrower” has the meaning specified in the preamble of this Agreement.

“Borrowing Notice” has the meaning specified in Section 2.2(a) hereof.

“Business Day” means any day on which commercial banks are open for business (and not required or authorized by law to close) in Tulsa, Oklahoma.

“Commitment Fee” has the meaning specified in Section 3.6 hereof.

“Default Rate” means the rate of interest applicable from time to time as specified under Section 3.3 hereof.

“Dollars”, “U.S.$” and the sign “$” mean such coin or currency of the United States of America as at the time shall constitute legal tender for the payment of public and private debts.

“Event of Default” has the meaning specified in Section 6.1 hereof.

“Funding Date” shall mean the date on which any loan shall be made by a Lender to the Borrower hereunder.

“Indemnitee” has the meaning specified in Section 7.7 hereof.

“Interest Rate” has the meaning specified in Section 3.1 hereof.

“Lender” has the meaning specified in the preamble of this Agreement.

“LIBOR” means, with respect to any calendar month while this Agreement remains in effect or any Obligations owing hereunder shall remain unpaid, the London interbank offered rate for Dollar deposits for a 30-day interest period as quoted on the first Business Day of such calendar month in the Wall Street Journal or, if not quoted therein on such date, as quoted in the Wall Street Journal on the immediately preceding Business Day; provided, however, that if LIBOR cannot be determined by reference to the Wall Street Journal, then LIBOR shall be determined by reference to another publicly available source or service (such as Bloomberg), as reasonably selected by the Lender, that displays LIBOR rates for comparable periods as of comparable dates. The LIBOR rate determined pursuant to this definition for any calendar month shall remain in effect for such calendar month from the first day of such calendar month to the last day of such calendar month.

“Material Adverse Change” shall mean any material adverse change in the business, operations, affairs, financial condition, assets or properties of the Borrower and any subsidiary thereof, taken as a whole.

“Obligations” shall mean all now existing or hereafter arising indebtedness, obligations, liabilities and covenants of the Borrower to the Lender arising under or in connection with or evidenced by this Agreement whether now or hereafter existing, or due or to become due, including, without limitation, all unpaid principal of and interest on, and all fees owing in respect of, the Revolving Loans.

“Potential Event of Default” means an event, condition or circumstance which, with the giving of notice or the lapse of time, or both, would constitute an Event of Default.

“Revolving Loan(s)” shall have the meaning specified in Section 2.1(a) hereof.

“Revolving Loan Commitment” shall mean the commitment of the Lender to make Revolving Loans in an aggregate amount of up to Five Million and no/100 Dollars ($5,000,000), as such amount may be reduced from time to time in accordance with the provisions of Section 2.1(c) hereof or pursuant to Section 6.1 hereof.

“Termination Date” shall mean the earlier of (x) March 31, 2007 and (y) the date that is 30 calendar days following the date on which the Lender shall have given written notice to the Borrower to the effect that, on (but not before) such 30th day (or such later date which shall be not more than 90 calendar days from the date of the giving of such notice), the Lender shall cease to be the legal and beneficial owner, directly or indirectly, of at least 50.1% of the outstanding equity voting interests of the sole or managing general partner of the Borrower.

Section 1.2 Time Period Computations. In the computation of a period of time specified in this Agreement from a specified date to a subsequent date, the word “from” means “from and including” and the words “to” and “until” mean “to but excluding”.

ARTICLE II

GENERAL PROVISIONS OF REVOLVING CREDIT FACILITY

Section 2.1 The Revolving Loans.

(a) Revolving Loan Borrowings. Subject to the terms and conditions of this Agreement, the Lender agrees to make revolving loans (each, a “Revolving Loan” and, collectively, the “Revolving Loans”) to the Borrower from time to time on and after the date hereof until one Business Day prior to the Termination Date in an aggregate principal amount outstanding at any time of up to, but not in excess of, the Revolving Loan Commitment. Within the limits and subject to the terms and conditions set forth in this Agreement, the Borrower may borrow up to the Revolving Loan Commitment pursuant to this Section 2.1 and Section 2.2 hereof, may prepay pursuant to Section 3.5 hereof, and reborrow under this Section 2.1 hereof.

(b) Recording of Loans. The Lender is hereby authorized to record in its books and records, among other things, the amount and Funding Date of each Revolving Loan made by the Lender and the amount and date of each payment or prepayment of any Revolving Loan. No failure to so record nor any error in so recording shall affect the obligations of the Borrower to repay the actual outstanding principal amount of the Revolving Loans, with interest thereon, as provided in this Agreement.

(c) Optional Termination or Reduction in Revolving Loan Commitment. The Borrower shall have the right, upon not less than 3 Business Days’ notice to the Lender, to terminate the unused part of the Revolving Loan Commitment; provided that no such termination or reduction shall be permitted to the extent that after giving effect thereto and to any prepayments of Revolving Loans made on the effective date thereof, the aggregate principal amount of the Revolving Loans then outstanding would exceed the Revolving Loan Commitment then in effect. Any such reduction shall be in an amount equal to $500,000 or a whole multiple of $100,000 in excess thereof, and shall reduce permanently the Revolving Loan Commitment then in effect.

Section 2.2 Revolving Loan Borrowing Procedures.

(a) Notice of Revolving Borrowing. Whenever the Borrower desires to borrow Revolving Loans under Section 2.1 hereof, the Borrower shall deliver to the Lender written notice (each such notice, a “Borrowing Notice”) no later than 5:00 p.m. (Central time) on the Business Day prior to the Funding Date of such Revolving Loan (or, in the sole discretion of the Lender, no later than 11:00 a.m. (Central time) on the Funding Date). The Borrowing Notice shall specify (i) that the Borrower wishes to effect one or more Revolving Loans, (ii) the aggregate principal amount of the Revolving Loan thereby requested (which shall not be less than $50,000.00 and shall be in multiples of $10,000, (iii) the requested Funding Date of such Revolving Loan, which date shall be a Business Day, and (iv) the total aggregate amount of the undrawn Revolving Loan Commitment then available. In lieu of delivering the above-described Borrowing Notice, the Borrower may give the Lender telephonic notice of any such proposed borrowing by the time period, as applicable, required under this Section 2.2(a); provided that such notice shall be confirmed in writing by delivery to the Lender promptly (but in no event later than 1:00 p.m. (Central time) on the Funding Date of the requested Revolving Loan) of a Borrowing Notice.

(b) Making of Revolving Loans. After receipt of a Borrowing Notice under clause (a) of this Section 2.2 (or telephonic notice, as the case may be), the Lender shall, subject to the provisions of Section 4.1 hereof, make the amount of the requested Revolving Loan available to the Borrower in Dollars and in immediately available funds not later than 3:00 P.M. (Central time) on the Funding Date applicable to the Revolving Loan specified in the Borrowing Notice.

ARTICLE III

INTEREST, FEES AND REPAYMENT

Section 3.1 Interest Rate on the Revolving Loans. The aggregate amount of all Revolving Loans outstanding from time to time shall bear interest at a rate per annum equal to LIBOR plus two (2.0%) (the “Interest Rate”).

Section 3.2 Interest after Due Date. In the event the Borrower fails to make any payment of the principal amount of or interest on any of the Revolving Loans or any other amount owing hereunder, in each case when due (whether by demand, acceleration or otherwise), the Borrower shall pay to the Lender interest on such unpaid amount, payable from time to time on demand, from the date such amount shall have become due to the date of payment thereof, accruing on a daily basis, at a per annum rate (the “Default Rate”) equal to the sum of (x) the Interest Rate plus (y) two percent (2%).

Section 3.3 Payment and Computations.

(a) Payments. All payments required or permitted to be made to the Lender under this Agreement shall be made in Dollars in immediately available funds to the Lender’s account, as designated, for credit to such account of the Lender as shall be specified from time to time by written notice to the Borrower, reference: AHGP Revolving Credit Agreement Payment.

(b) Computations of Interest. Interest on the unpaid portion of the Revolving Loans, and interest accruing at the Default Rate on any amount owing hereunder, shall each be calculated for the actual number of days (including the first day but excluding the last day) elapsed and shall be computed on the basis of a year of 360 days.

(c) Interest Payment Date. Interest on the Revolving Loans shall be payable quarterly in arrears commencing May 20, 2006 and on the 20th day of each February, May, August and November thereafter up to the Termination Date, and on the Termination Date.

Section 3.4 Payment at Termination Date. Any outstanding principal amount of the Revolving Loans theretofore not repaid, together with all accrued but unpaid interest thereon and any other amounts due and payable hereunder in accordance with the provisions hereof (including the accrued Commitment Fee), shall be due and payable in full on the Termination Date (unless sooner accelerated pursuant to the terms hereof), and this Agreement shall not terminate until all Obligations shall have been paid in full.

Section 3.5 Optional Prepayments of Revolving Loans. The Borrower may, at its sole option, prepay on any Business Day the principal amount of the Revolving Loans in whole or in part (in an amount of $10,000.00 or more and in multiples of $1,000.00) at any time and from time to time, without premium or penalty by giving notice to Lender not later than 12:00 p.m. (Central time) on the Business Day of such prepayment.

Section 3.6 Commitment Fee. The Borrower shall pay to the Lender a commitment fee (the “Commitment Fee”), from the date hereof until the Termination Date, at a percentage per annum equal to 0.30% on the average daily unused portion of the Revolving Loan Commitment (i.e., the Revolving Loan Commitment minus the aggregate outstanding principal amount of the Revolving Loans). The Commitment Fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter, commencing with the calendar quarter ending June 30, 2006, and on the Termination Date, and shall be calculated for the actual number of days (including the first day but excluding the last day) elapsed and shall be computed on the basis of a year of 360 days.

ARTICLE IV

CONDITIONS PRECEDENT TO REVOLVING LOANS

Section 4.1 Conditions Precedent to Revolving Loans. The obligation of the Lender to make any Revolving Loan shall be subject to the fulfillment to the satisfaction of the Lender of the conditions precedent that, on the Funding Date for such Revolving Loan:

(i) No Event of Default. No event has occurred and is continuing, or would result from such Revolving Loan after giving effect to the application of the proceeds therefrom, which constitutes an Event of Default or would constitute a Potential Event of Default;

(ii) Total Outstanding Revolving Loans. After giving effect to the making of such Revolving Loan on the Funding Date thereof, the aggregate principal amount of all Revolving Loans then outstanding shall not exceed the Revolving Loan Commitment; and

(iii) Borrowing Notice Certificate. The Lender shall have received from the Borrower a Borrowing Notice, together with a certificate of an authorized officer of the Borrower (or its sole or managing general partner), dated the date of the

Borrowing Notice, certifying that the matters contained in clauses (i) and (ii) of this Section 4.1 are true and correct and further setting forth the uses for the proceeds of such Revolving Loan and that such uses comply with the provisions of Section 5.1 hereof.

(iv) No Material Adverse Change. Before giving effect to such Revolving Loan, there shall have occurred no Material Adverse Change since the date of the Borrower’s initial public offering.

ARTICLE V

COVENANTS

The Borrower covenants and agrees that, so long as this Agreement shall remain in effect or any Obligation shall remain unpaid:

Section 5.1 Proceeds. The Borrower shall use the proceeds of the Revolving Loans solely for the general partnership purposes of the Borrower.

Section 5.2 Seniority. Under applicable laws in force from time to time, the claims and rights of the Lender against the Borrower under this Agreement will not be subordinate to, and will rank pari passu with, the claims and rights of each other creditor of the Borrower.

ARTICLE VI

EVENTS OF DEFAULT

Section 6.1 Events of Default. If one or more of the following events or conditions (each, an “Event of Default”) shall occur and be continuing:

(a) the Borrower defaults in the payment of principal in respect of any Revolving Loan when due; or

(b) the Borrower defaults in the payment of interest on any Revolving Loan, or the payment of any Commitment Fee or any other amount owing hereunder, after the same becomes due and payable for more than five (5) Business Days after notice thereof has been given by the Lender to the Borrower (which notice may be telephonic); or

(c) the Borrower shall default in the performance or observance of any other covenant, condition or provision hereof (other than as to the matters covered by clauses (a) and (b) hereof) and such default shall not be remedied within seven (5) calendar days, in the case of a default of Section 5.2 hereof, or thirty (30) calendar days, in the case of any such other provision hereof, after written notice thereof is received by the Borrower from the Lender; or

(d) a proceeding (other than a proceeding commenced by the Borrower) shall have been instituted in a court having jurisdiction in the premises seeking a decree or order for relief in respect of the Borrower (or any subsidiary thereof) in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or for the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Borrower or such subsidiary or for any substantial part of the Borrower’s or such subsidiary’s total assets, or for the winding-up or liquidation of the Borrower’s or such subsidiary’s affairs and such proceedings shall remain undismissed or unstayed and in effect for a period of sixty (60) consecutive calendar days or such court shall enter a decree or order granting the relief sought in such proceeding; or

(e) the Borrower (or any subsidiary thereof) shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law, or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian, sequestrator (or other similar official) of the Borrower or such subsidiary or for any substantial part of the Borrower’s or such subsidiary’s total assets, or shall make a general assignment for the benefit of creditors, or shall fail generally or be unable (or shall admit in writing its inability) to pay its debts as they become due, or shall take any corporate action in furtherance of any of the foregoing; or

(f) any judgments or orders, either individually or in the aggregate, for the payment of money in excess of $5,000,000 shall be rendered against the Borrower (or any subsidiary thereof) and either (i) enforcement proceedings shall have been commenced by any creditor upon such judgment or order or (ii) there shall be any period of 60 consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; provided, however, that any such judgment or order shall not be an Event of Default under this Section 6.1(f) if and for so long as (i) the amount of such judgment or order is covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (ii) such insurer, which shall be rated at least “A” by A.M. Best Company at the time such insurance policy is issued to the Borrower or subsidiary, such subsidiary, has been notified of, and has not disputed the claim made for payment of, the amount of such judgment or order; or

(g) the Lender determines in good faith that a Material Adverse Change has occurred since the date of the Borrower’s initial public offering;

then, and upon any such event, the Lender may (1) upon notice to the Borrower, declare the entire outstanding principal amount, if any, of the Revolving Loans any and all accrued and unpaid interest thereon, and any and all other amounts (including the Commitment Fee) payable by the Borrower to the Lender under this Agreement to be forthwith due and payable, whereupon the entire outstanding principal amount, if any, of the Revolving Loans, together with any and all accrued and unpaid interest thereon, and any and all other such amounts (including the Commitment Fee), shall become and be forthwith due and payable, without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived by the Borrower; provided, however, that in the event of the entry of an order for relief with respect to the Borrower under the Bankruptcy Code, any principal amount of the Revolving Loans then outstanding, together with any and all accrued and unpaid interest thereon, and any and all such other amounts (including the Commitment Fee) shall thereupon automatically become and be due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower, and the Revolving Loan Commitment shall be automatically terminated; (2) terminate or reduce the Revolving Loan Commitment; and (3) exercise any rights and remedies available to it under this Agreement or under applicable laws.

ARTICLE VII

MISCELLANEOUS

Section 7.1 Amendments and Waivers; Cumulative Remedies. No delay or failure of the Lender in exercising any right, power or privilege hereunder shall affect such right, power or privilege; nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such a right, power or privilege preclude any further exercise thereof or of any other right, power or privilege. The rights and remedies of the Lender are cumulative and not exclusive of any rights or remedies which it would otherwise have. Neither this Agreement nor any term or provision hereof may be changed, waived, discharged or terminated orally but only by an instrument in writing executed by the party against whom such change, waiver, discharge or termination is sought. Any waiver, permit, consent or approval of any kind or character (whether involving a breach, default, provision, condition or term hereof or otherwise) on the part of the Lender or of the Borrower under this Agreement shall be effective only in the specific instance and for the purpose for which given and only to the extent set forth specifically in writing. No notice or demand given hereunder shall entitle the recipient thereof to any other or further notice or demand in similar or other circumstances.

Section 7.2 Notices. Any notice or other communication required or permitted hereunder to be in writing may be given by telecopy, email or other customary means of electronic communication or by any other customary means of mail delivery, including hand delivery, and shall be addressed as follows:

to the Borrower, to it at:

Alliance Holdings GP, L.P.

1717 South Boulder Avenue

Tulsa, OK 74119-4886

Attention: Brian L. Cantrell

to the Lender, to it at:

C-Holdings, LLC

1717 South Boulder Avenue

Tulsa, OK 74119-4886

Attention: Joseph W. Craft III

or such other address for notice as any party hereto may designate for itself in a notice to the other party.

Section 7.3 Governing Law; Jury Trial Waiver. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER THE LAWS OF THE STATE OF

OKLAHOMA AND, FOR ALL PURPOSES, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF OKLAHOMA WITHOUT REGARD TO THE CONFLICTS OF LAWS PRINCIPLES. EACH OF THE BORROWER AND THE LENDER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

Section 7.4 Successors and Assigns.

(a) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective permitted successors and assigns of the parties hereto, provided that the Borrower may not assign or transfer any of its interest hereunder without the prior written consent of the Lender.

(b) Assignments. The Lender may assign any or all of its rights or interests under this Agreement without the consent of the Borrower.

Section 7.5 Affirmative Rate of Interest Permitted by Law. Nothing in this Agreement shall require the Borrower to pay interest to the Lender at a rate exceeding the maximum rate permitted by applicable law to be charged or received by the Lender, it being understood that this Section 7.5 is not intended to make the criminal laws of any jurisdiction applicable in circumstances in which they would not otherwise apply. If the rate of interest specified herein or with respect to any Revolving Loan or fee would otherwise exceed the maximum rate so permitted to be charged or received with respect to any amounts outstanding hereunder, the rate of interest required to be paid to the Lender shall be automatically reduced to such maximum rate.

Section 7.6 Costs and Expenses. The Borrower shall, on demand, pay to the Lender, and reimburse the Lender for, and defend and hold harmless the Lender from, and indemnify the Lender against, all out-of-pocket costs and expenses, if any (including without limitation, reasonable counsel and advisor fees and expenses), of the Lender in connection with the enforcement (whether through negotiations, legal proceedings or otherwise) of or exercise of remedies under this Agreement and any other document or instrument delivered in connection with the transactions contemplated hereby, including, for the avoidance of doubt and without limitation, reasonable counsel fees and expenses in connection with the enforcement of rights under this Section 7.6.

Section 7.7 Indemnification. The Borrower shall, to the fullest extent permitted by applicable law, indemnify, defend and hold harmless the Lender and its affiliates and each of their members (or shareholders or partners or equivalent owners), officers, directors, employees and agents (each, an “Indemnitee”) from and against, and shall, on demand, pay and reimburse each Indemnitee for, any and all claims, damages, losses, liabilities and expenses (including, without limitation, reasonable fees and expenses of counsel that may be incurred by or asserted or awarded against any Indemnified Party) arising out of, relating to or in connection with any investigation, proceeding (legal, arbitral or otherwise) or litigation (i) arising out of or relating to this Agreement or any other document entered into in connection herewith, commitment of the Lender to make Revolving Loans, the making of any Revolving Loan, the use of any proceeds of any Revolving Loan made hereunder or any other transaction contemplated hereby or related hereto, including all fees and expenses of counsel incurred in connection with enforcing the Lender’s rights under this Section 7.7. Each Indemnitee, whether or not a party hereto, is an intended third party beneficiary of this Section 7.7 entitled to the benefits of this Section 7.7, and shall be entitled to enforce the provisions of this Section 7.7 as against the Borrower as though it were a party hereto.

Section 7.8 Exculpation. The Borrower agrees not to assert any claim against the Lender or any other Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages arising out of or otherwise relating to this Agreement or any other document entered into in connection herewith (or the breach of any provision hereof or thereof), the commitment of the Lender hereunder to make Revolving Loans, the making of any Revolving Loan, the use of the proceeds of any Revolving Loan or any of the transactions contemplated hereby or thereby, and the Borrower hereby irrevocably waives any and releases the Lender and each other Indemnitee from any such damages, whether or not accrued and whether or not known or suspected to exist in favor of the Borrower. Each Indemnitee, whether or not a party hereto, is an intended third party beneficiary of this Section 7.8.

Section 7.9 Integration. This Agreement constitutes the entire agreement of the Lender and the Borrower with respect to the subject matter hereof and there are no promises, undertakings, representations or warranties by the Lender relative to the subject matter hereof or thereof not expressly set forth or referred to herein. This Agreement, and the obligation of the Lender to make Revolving Loans as provided herein, is solely for the benefit of the Borrower and no other person has any rights hereunder against the Lender or with respect to the commitment of the Lender to make Revolving Loans as contemplated by this Agreement.

Section 7.10 Severability. The provisions of this Agreement are severable, and if any clause or provision of this Agreement shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such clause or provision shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without in any manner affecting the validity or enforceability of such clause or provision in any other jurisdiction or the remaining provisions hereof in any jurisdiction.

Section 7.11 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each complete set of which, when so executed and delivered by all parties, shall be an original, but all such counterparts shall together constitute but one and the same instrument.

Section 7.12 Headings, Bold Type and Table of Contents. The section headings, subsection headings, and bold type used herein and the Table of Contents hereto have been inserted for convenience of reference only and do not constitute matters to be considered in interpreting this Agreement.

IN WITNESS WHEREOF, the parties hereto, by their officers thereunto duly authorized, have executed this Agreement as of the day and year first above written.

BORROWER

Alliance Holdings GP, L.P.

By:	Alliance GP, LLC, its general partner

	By:	/s/ Thomas L. Pearson
Name: Thomas L. Pearson
Title: Senior Vice President

LENDER

C-Holdings, LLC

By:	/s/ Joseph W. Craft III
Name: Joseph W. Craft III
Title: President